Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE

THURSDAY, DECEMBER 13, 2012

Contact:	Robert N. Martin
Vice President of Finance
(720) 977-3431
bob.martin@mdch.com

M.D.C. HOLDINGS DECLARES DIVIDEND OF $1.00 PER SHARE TO ACCELERATE PAYMENT OF CALENDAR YEAR 2013 DIVIDENDS

DENVER, Thursday, December 13, 2012 - M.D.C. Holdings, Inc. (NYSE: MDC) today announced that its board of directors has declared a cash dividend of one dollar ($1.00) per share on the Company’s common stock. This dividend is in lieu of declaring and paying regular quarterly dividends in calendar year 2013. The accelerated dividend is payable on December 28, 2012 to stockholders of record on December 24, 2012.

About M.D.C. Holdings, Inc.

Since 1972, MDC’s subsidiary companies have built and financed the American dream for more than 170,000 families. MDC’s commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Francisco Bay Area, Washington D.C., Baltimore, Philadelphia, Jacksonville and Seattle. The Company’s subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol “MDC.” For more information, visit www.mdcholdings.com.

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